Filed pursuant to rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Callable Leveraged Spread Notes Due 2022

Final Term Sheet

May 10, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Offering:	Callable Leveraged Spread Notes Due 2022

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $10,000,000

Pricing Date:	May 10, 2007

Issue Date:	May 25, 2007

Maturity Date:	May 25, 2022

Issue Price:	100% of the principal amount.

Interest Rate:	Year 1-2: 10.00% Year 3-15: 50 x (CMS30 – CMS10) provided i) it is not greater than 10.50%; otherwise 10.50%; ii) it is not less than zero; otherwise 0%.

Index Observed:	CMS30, CMS10

Index Fixings:	CMS30 and CMS10 are respectively the 30-year and the 10-year 30/360 USD Semi-annual Constant Maturity Swap rates as quoted on the second business day prior to the starting date of the respective Interest Payment Date on Reuter’s page ISDAFIX1 (11a.m. New York time fixing)

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 25th of each February, May, August and November beginning on August 25, 2007 and ending on the Maturity Date

Day Count	30/360 Unadjusted

Payment at Maturity:	100% of the principal amount

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on May 25, 2009

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Notice of Redemption:	Not less than 5 Business Days

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Callable Leveraged Spread Notes Due 2022

Final Term Sheet

May 10, 2007

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0CU1

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.